Exhibit 99.1

Media Contact:
Tracee Lee Beebe
Conversion Services International, Inc.
973-560-9400
tbeebe@csiwhq.com

Conversion Services International Provides Notice to Move its Trading Platform off of the American Stock Exchange and Will Seek Quotation on the OTC Markets

EAST HANOVER, N.J. TBD, 2008 -- Conversion Services International, Inc. (AMEX: CVN), a premier professional services firm focused on delivering business intelligence and business process optimization solutions to Global 2000 organizations and other businesses, announced today that the Company has submitted to the American Stock Exchange notice of its intent to voluntarily discontinue trading of its common stock, par value $0.001 per share, from the American Stock Exchange (“AMEX”). The Company has decided upon this course of action due to both the expense involved in maintaining the listing on the AMEX and the Company’s inability to ensure that it will be able to meet the minimum requirements for continued listing on the AMEX.

Scott Newman, Chairman, President and CEO, said, "After careful deliberation, our Board of Directors concluded that the needs of the Company and its stockholders are better served at this time and the foreseeable future by moving off of the AMEX trading platform and will pursue trading of its common stock on the OTC Bulletin Board.”

CSI expects no change to its public reporting and plans to continue to file all reports with the SEC as required by the Securities Exchange Act of 1934, including quarterly and annual reports, and its common stock is expected in the ordinary course to be included for quotation on the OTC Bulletin Board.

CSI will announce the new trading symbol and effective date of trading on the OTC Bulletin Board when received.

About Conversion Services International, Inc.

Conversion Services International, Inc. (CSI) is a leading provider of professional services focusing on strategic consulting, data warehousing, business intelligence, business process reengineering, as well as integration and information technology management solutions. CSI offers an array of products and services to help companies define, develop, and implement the warehousing and strategic use of both enterprise-wide and specific categories of strategic data. CSI's customers include ADP, Coach, Goldman Sachs, Liberty Mutual, Merck, Morgan Stanley, and Pfizer. Information about CSI can be found on the web at http://www.csiwhq.com or by calling its corporate headquarters at 888-CSI-5036.

Note on Forward-Looking Statements

Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements may include, without limitation, statements with respect to CSI's plans, objectives, expectations and intentions and other statements identified by words such as "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans" or similar expressions. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond CSI's control). CSI undertakes no obligation to update publicly any forward-looking statements.